Exhibit 3.1

Certified translation from the German language of a print-out of an electronic file

Articles of Association

AIXTRON Aktiengesellschaft

[SEAL OF DORIS EHLKE]

1. GENERAL PROVISIONS

Article 1

Company Name, Domicile, Duration

1.	The Company is registered under the name:

AIXTRON Aktiengesellschaft

2.	The domicile of the Company is Aachen.

3.	The duration of the Company is unlimited.

Article 2

Purpose

1.	The purpose of the Company is the manufacture and sale of products, as well as research and development and services for the implementation of semiconductor technologies and other physicochemical technologies, particularly those bearing the AIXTRON trademark.

2.	The Company is authorized to conduct all transactions suitable for promoting the Company’s purpose indirectly and directly. The Company may establish branch offices in Germany and abroad, may acquire equity interests in other companies in Germany and abroad, as well as purchase or establish such companies.

The purpose of subsidiaries and investees may differ from that referred to in section 1 above insofar as it seems capable of promoting the purpose of the Company.

The Company may outsource all or part of its operations to affiliates.

Article 3

Notices

The Company’s notices will be published in the electronic Bundesanzeiger (Federal Gazette), unless otherwise stipulated by law.

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lI. SHARE CAPITAL AND SHARES

Article 4

Share Capital

1.	The Company’s share capital is €64,831,512.00 (in words: sixty-four million eight hundred and thirty-one thousand five hundred and twelve euros). It is composed of 64,831,512 no-par value bearer shares.

2.1	The Executive Board is authorized to increase the share capital, with the approval of the Supervisory Board, on one or several occasions until September 29, 2009 by up to €27,000,000.00 by issuing new no-par value ordinary bearer shares with a notional value of €1.00 each against non-cash contributions (Authorized Capital I). The Executive Board is authorized to disapply shareholders’ preemptive rights with the approval of the Supervisory Board, if

•	all issued and outstanding common stock of Genus, Inc., a company governed by the laws of the State of California, domiciled at 1139 Karlstad Drive, Sunnyvale, CA 94089, USA, is designated as the non-cash contribution; and

•	in accordance with the Agreement and Plan of Merger of July 1, 2004 between the Company and Genus Inc. (“Agreement and Plan of Merger”), a bank, an independent financial institution, or another trust company acting as trustee is authorized to subscribe for the up to 27,000,000 new shares; and

•	the trustee authorized to subscribe for the up to 27,000,000 new shares has acquired all issued and outstanding common stock of Genus Inc. by means of a reverse triangular merger in accordance with the provisions of the Agreement and Plan of Merger under the laws of the State of California (“merger”); and

•	the trustee authorized to subscribe for the up to 27,000,000 new shares has contractually undertaken to subscribe for and assume the new shares as trustee for those shareholders of Genus Inc. who held shares of Genus Inc. immediately before the merger took effect (“former Genus shareholders”), and to issue to the former Genus shareholders American Depositary Shares representing beneficial ownership of the new shares in accordance with the Agreement and Plan of Merger, at the exchange ratio agreed therein; and

•	the number of the up to 27,000,000 new shares is determined as follows in accordance with the provisions of the Agreement and Plan of Merger:

aa)	The total number of issued and outstanding common stock of Genus Inc. immediately before the merger x 0.51 = the number of new shares of AIXTRON AG to be issued;

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bb)	to avoid fractions, the number of new shares to be issued as part of the capital increase determined in this way shall be rounded down to the next whole share. Any fractions arising shall be settled in cash by the Company based on the arithmetic mean closing prices of shares of AIXTRON AG in Xetra trading on the Frankfurt Stock Exchange during the last five trading days (Frankfurt am Main) before this General Meeting; and

•	the up to 27,000,000 new shares are issued at the lowest issuing amount as defined by section 9 (1) of the AktG.

The Supervisory Board is also authorized to determine the further details of the implementation of the capital increases from Authorized Capital I with the approval of the Supervisory Board.”

2.2.	The Executive Board is authorized to increase the share capital, with the approval of the Supervisory Board, on one or several occasions until September 29, 2009, by up to a total of €5,415,756.00 against cash and/or non-cash contributions by issuing new no-par value ordinary bearer shares and/or no-par value preferred shares without voting rights with a notional value of €1.00 each (Authorized Capital II). The Executive Board is authorized to disapply shareholders’ preemptive rights entirely or in part, with the approval of the Supervisory Board:

•	to eliminate fractions;

•	in the case of capital increases against non-cash contribution to grant shares to be used in the acquisition of companies, parts of companies, or equity interests in companies, or for the acquisition of other assets;

•	for a capital increase against cash contributions if, at the time of the issue of the new shares, the issue price of the new shares is not significantly lower within the meaning of section 203 (1) and (2) and section 186 (3) sentence 4 of the AktG than the market price of the same class of listed shares carrying the same rights when the final issue price is fixed by the Executive Board. However, this authorization is valid only provided that the shares issued under disapplication of preemptive rights in accordance with section 186 (3) sentence 4 of the AktG do not exceed a total of 10% of the existing share capital at the time of resolution of this authorization and at the time of exercise of this authorization. The disposal of own shares shall be counted towards the restriction to 10% of the share capital if they were acquired as a result of an authorization by the General Meeting valid at the time this authorization took effect, and are disposed of in accordance with section 71 (1) no. 8 and section 186 (3) sentence 4 of the AktG. In addition, those shares issued to satisfy conversion rights or warrants from bonds are counted towards the restriction to 10% of share capital if the bonds were issued as a result of an authorization for the issue of bonds valid at the time this authorization took effect in corresponding application of section 186 (3) sentence 4 of the AktG with preemptive rights disapplied.

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The Executive Board is also authorized to determine the further details of the implementation of the capital increases from Authorized Capital with the approval of the Supervisory Board.”

2.3	The Company’s share capital is conditionally increased by up to €44,160.00, composed of up to 44,160 no-par value bearer shares. The conditional capital increase will only be implemented to the extent that the holders of convertible bonds to be issued by AIXTRON AG up to October 24, 2002 on the basis of the resolution authorizing the Executive Board passed by the General Meeting on October 24, 1997, make use of their conversion rights to subscribe for no-par value shares. Shares of the Company arising from exercise of the conversion rights carry dividend rights as of January 1 of the year they are issued.

2.4	The Company’s share capital is conditionally increased by up to €2,924,328.00, composed of up to 2,924,328 no-par value bearer shares. The conditional capital increase serves to grant options to members of the Executive Board and employees of AIXTRON AG and also to members of the management and employees of affiliated companies under the stock option plans in accordance with the General Meeting’s resolution of May 26, 1999 on agenda item 5. The conditional capital increase will only be implemented to the extent that the holders of options exercise their rights. The new shares carry dividend rights as of the start of the fiscal year in which they are issued as a result of the options being exercised in each case. The Executive Board is authorized to determine the further details of the implementation of the conditional capital increase with the approval of the Supervisory Board. Where options are to be granted to members of AIXTRON Aktiengesellschaft’s Executive Board, the further details of the conditional capital increase will be determined by the Supervisory Board.

2.5	The share capital is conditionally increased up to €25,931,452.00 (conditional capital). The conditional capital will only be implemented to the extent that

•	the holders or creditors of conversion rights or warrants accompanying the convertible bonds or bonds with warrants to be issued by AIXTRON AG or its direct or indirect majority investees until May 21, 2007 on the basis of the authorizing resolution passed by the General Meeting on May 22, 2002 exercise their conversion rights or options, or

•	the holders or creditors of the convertible bonds to be issued by AIXTRON AG or its direct or indirect majority investees until May 21, 2007 on the basis of the authorizing resolution passed by the General Meeting on May 22, 2002 comply with their conversion obligation.

The new shares carry dividend rights as of the start of the fiscal year in which they are issued as a result of the exercise of conversion rights or warrant rights, or the compliance with conversion obligations.

2.6	The Company’s share capital is conditionally increased by up to €3,511,495.00, composed of up to 3,511,495.00 no-par value bearer shares. The conditional capital increase serves to grant options to members of the Executive Board of AIXTRON AG and members of the management of affiliated companies, as well as to employees of AIXTRON AG and of

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affiliated companies under the stock option plans in accordance with the General Meeting’s resolution of May 22, 2002 (Stock Option Plan 2002). The conditional capital increase will only be implemented to the extent that the holders of options make use of their rights, and the Company does not grant own shares to fulfill these rights. The new shares carry dividend rights as of the start of the fiscal year in which they are issued as a result of the options being exercised. The Executive Board is authorized to determine the further details of the implementation of the conditional capital increase with the approval of the Supervisory Board. Where options are to be granted to members of AIXTRON Aktiengesellschaft’s Executive Board, the further details of the conditional capital increase will be determined by the Supervisory Board.

2.7	The Supervisory Board is authorized to reformulate the Articles of Association in accordance with the amount of the capital increase from authorized and conditional capital in each case.

Article 5

Dividend rights

In the case of a capital increase, the dividend rights can be assigned differently from section 60 of the Aktiengesetz (German Stock Corporation Act).

Article 6

Classes of shares

1.	The shares are bearer shares.

2.	The Executive Board, with the approval of the Supervisory Board, determines the type of share certificates as well as the coupons and renewal coupons. The same applies to interim certificates, bonds, interest coupons and warrants.

3.	The Company may issue share certificates representing multiples of shares (global shares). The right of shareholders to the certification of their shares is excluded.

4.	Renewal coupons and coupons shall be attached to the shares.

III. LEGAL CONSTITUTION OF THE COMPANY

Article 7

Executive Bodies

The Company’s executive bodies are:

the Executive Board,

the Supervisory Board,

the General Meeting.

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A.	Executive Board

Article 8

Executive Board

1.	The Company’s Executive Board is comprised of two or more persons. The Supervisory Board determines the number of Executive Board members. The appointment of deputy Executive Board members is permitted.

2.	The Supervisory Board can delegate the conclusion, amendment, and termination of appointment contracts duties to a Supervisory Board committee.

3.	The Supervisory Board can appoint a member of the Executive Board as the Chairman or the Spokesman of the Executive Board and additional members of the Executive Board as Deputy Chairmen or Deputy Spokesmen.

Article 9

Legal Representation

1.	The Company is legally represented by two members of the Executive Board or by one member of the Executive Board acting jointly with a Prokurist (authorized signatory).

The Supervisory Board can grant individual Executive Board members power of sole representation.

2.	The Supervisory Board can also exempt individual Executive Board members from the restrictions imposed by section 181 of the Bürgerliches Gesetzbuch (BGB - German Civil Code).

Article 10

Management

The Executive Board conducts the business of the Company in accordance with the law and the Articles of Association. It has passed by-laws for itself by a unanimous resolution of its members and with the approval of the Supervisory Board .

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B.	Supervisory Board

Article 11

Supervisory Board

Composition, Election, Term of Office

1.	The Supervisory Board consists of 6 (six) members. The General Meeting can specify any other number of Supervisory Board members divisible by three.

2.	The appointment of the first Supervisory Board lasts until the General Meeting that resolves on the approval of the Supervisory Board’s activities for the first fiscal year.

3.	The election of the Supervisory Boards following the first Supervisory Board is for the longest period permissible according to section 102 of the Aktiengesetz (AktG - German Stock Corporation Act). Candidates may be re-elected.

4.	Substitute members can be elected for Supervisory Board members who have been elected by the General Meeting. The term of office of a substitute member taking the place of a retired member ends at the end of the General Meeting in which a supplementary election for the remaining term of the retired member takes place, but no later than the end of the retiring member’s term of office.

Article 12

Resignation from Office

Any member of the Supervisory Board can resign from office by addressing a statement to the Chairman of the Supervisory Board or the Executive Board, giving one month’s notice.

Article 13

Chairman of the Supervisory Board

The Supervisory Board elects a Chairman and a Deputy from among its members. If in the course of an electoral period, the Chairman or the Deputy Chairman retire from their posts, the Supervisory Board must immediately hold an election for the remainder of the term of the retiree.

Article 14

Meetings

The meetings of the Supervisory Board are convened in writing by the Chairman, or – if he is prevented from doing so – by his Deputy, giving 14 days’ notice. When calculating the period of notice required, the day on which the invitation was sent and the day of the meeting are not included. The invitation must indicate the

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individual items on the agenda. In urgent cases, the period of notice for convening a meeting can be reduced to 3 (three) working days and the invitation can be issued verbally, by fax, telephone, or e-mail.

Article 15

Resolutions

1.	The agenda must be announced at the time the meeting is convened. Resolutions on agenda items not duly announced in the invitation are only permitted if no Supervisory Board member present objects. In such cases, absent Supervisory Board members must be given the opportunity to object to the resolution within an appropriate period to be determined by the Chairman, or - if he is prevented from doing so – by his Deputy, or to submit their vote in writing. The resolution shall only take effect if the absent Supervisory Board members do not object to it within this period or if they vote in favor of it.

2.	Resolutions of the Supervisory Board are passed at meetings. In exceptional, justified cases, members of the Supervisory Board may also participate in meetings of the Supervisory Board and its committees by telephone conferencing or video conferencing with the approval of the Chairman, or – if he is prevented from giving such approval – by his Deputy. Supervisory Board members who do not participate in the meeting in accordance with section 2, sentence 2 above, may take part in resolutions of the Supervisory Board by submitting a written vote (also by fax) to the Chairman of the meeting. Outside the meetings, resolutions of the Supervisory Board are only permitted by way of votes cast in writing, by fax, telephone, or e-mail or by way of a combination of these aforementioned means of communication, if no member of the Supervisory Board objects to this procedure.

3.	The Supervisory Board is quorate if two thirds of its members take part in the resolution in accordance with Article 11, section 1 of the Articles of Association and if the members include the Chairman of the Supervisory Board or his Deputy. If the Supervisory Board only consists of three members, all three members are required to take part in the resolution.

4.	The resolutions of the Supervisory Board require a majority of the votes cast. Abstentions are not counted as votes. The Chairman of the meeting has the casting vote in the event of a tie. The Chairman of the meeting will determine the type of voting procedure to be followed. These provisions apply accordingly to votes cast in writing, or by telephone, fax, or e-mail.

5.	Minutes must be taken of Supervisory Board meetings and must be signed by the Chairman of the meeting. The minutes taken on resolutions passed in writing, or by telephone, fax, or e-mail must be signed by the Chairman of the Supervisory Board, or – if he is prevented from doing so – by his Deputy.

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Article 16

Committees

1.	The Supervisory Board is authorized and, if prescribed by law, required to form committees of its members and to draw up by-laws establishing their responsibilities and powers. The Supervisory Board can also, if permitted by law, assign decision-making powers to the committees.

2.	Declarations of intent by the Supervisory Board and its committees are submitted by the Chairman on behalf of the Supervisory Board, or – if he/she is prevented from doing so – by his Deputy.

Article 17

Tasks/ Supervisory Board remuneration

1.	The Supervisory Board supervises the management activities of the Executive Board.

2.	The Supervisory Board shall draw up by-laws for itself.

3.	In addition to the reimbursement of expenses (including the value added tax on their Supervisory Board remuneration), the members of the Supervisory Board shall receive appropriate annual compensation, the amount of which shall be determined by the General Meeting. This sum is applicable until the General Meeting resolves otherwise.

As well as fixed compensation, members of the Supervisory Board shall also receive total variable compensation of 3.33% (per thousand) of the Company’s net retained profit, less an amount corresponding to 4% of the paid-in contributions to the share capital. The Chairman of the Supervisory Board receives 4/15, the Deputy Chairman 3/15, and a member of the Supervisory Board 2/15 of the variable compensation. Variable compensation is payable following the end of the General Meeting, that resolves on the appropriation of the net retained profit.

4.	In addition, the members of the Supervisory Board are reimbursed for all expenses as well as for the value added tax incurred on their remuneration and expenses.

5.	The Company also pays the insurance premiums for the members of Supervisory Board for liability and legal insurance to cover liability risks arising from their activities for the Supervisory Board, as well as the insurance tax payable on these.

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C. General Meeting

Article 18

General Meeting

The Company’s General Meetings take place either at the Company’s domicile or a German city with over 100,000 residents.

Article 19

Convening the General Meeting

The General Meeting is convened by the Executive Board or, in the cases prescribed by law, by the Supervisory Board. The invitation to the General Meeting, together with the agenda, must be published in the Company’s journals of record at least one month before the last date of deposit (Article 20, section 2), not counting the date of publication and the last date of deposit.

Article 20

Participation in the General Meeting

1.	Only those shareholders who deposit their shares no later than the fifth working day before the date of the Meeting with one of the depositary agents specified in the invitation, and who leave them there until the end of the General Meeting, are entitled to attend the General Meeting, to exercise their voting rights, and to submit motions. Saturday is not counted as a working day for the purposes of this provision.

2.	Shares are deemed to have been deposited with a depositary agent if they are held in a blocked custody account in favor of the depositary agent, and with the latter’s approval, until the General Meeting is concluded.

3.	If the Company has issued share certificates, these can also be deposited, in addition to the provisions of section 1, at the Company cashier’s office, a German notary public, or at a securities clearing and deposit bank. If shares are deposited with a German notary public or a securities clearing and deposit bank, the certificate attesting the deposit must be submitted to the Company no later than the third working day, excluding Saturday, following the expiration of the deposit period.

Article 21

Chairing the General Meeting

1.	The meeting is chaired by the Chairman of the Supervisory Board, or by his Deputy if the Chairman is unable to do so. If neither the Chairman nor his Deputy chairs the meeting, it will be chaired by the most senior member of the Supervisory Board (in terms of service) present.

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2.	The Chairman can change the sequence of topics to be discussed as against that announced in the agenda. In addition, he shall decide on the type and form of voting.

Article 22

Resolutions

1.	Resolutions of the General Meeting are passed by a simple majority of the votes cast, unless binding regulations of the Aktiengesetz (German Stock Corporation Act) require otherwise. Insofar as the Aktiengesetz requires that resolutions be passed by a majority of the share capital represented at the time of resolution, a simple majority of the represented capital is sufficient, as far as this is legally permissible.

2.	If a simple majority is not achieved in the first round of voting for elections by the General Meeting, an additional round of voting will be held between the two people who have received the highest number of votes in the first round.

Article 23

Voting Rights

1.	Each no-par value share grants one vote at General Meetings. The preferred shares without voting rights only have voting rights in the cases provided for by law, in this case, each no-par value share also grants one vote.

2.	Voting rights may be exercised by proxies. Written form is required and sufficient for the issuance of proxies. The Company may determine that proxies may be granted via electronic media or by fax and may regulate the manner of issuance in detail.

IV. ANNUAL FINANCIAL STATEMENTS, PROVISIONS, APPROPRIATION OF

RETAINED EARNINGS

Article 24

Fiscal Year

The fiscal year is the calendar year.

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Article 25

Annual Financial Statements, Ordinary General Meeting, Appropriation of

Retained Earnings

1.	The Executive Board shall prepare the annual financial statements as well as the management report for the previous fiscal year and present it to the Supervisory Board within the first 3 (three) months of the fiscal year. If the annual financial statements have to be audited by an auditor, these documents shall be submitted along with the auditor’s report immediately after the receipt of the auditor’s report by the Supervisory Board.

2.	At the same time, the Executive Board shall submit to the Supervisory Board its proposal for the appropriation of the net retained profit that will be presented to the General Meeting.

3.	The Supervisory Board is required to inspect the annual financial statements, the management report, and the proposal for the appropriation of the net retained profit within one month of receiving the auditor’s report. The Executive Board will receive the Supervisory Board’s report.

4.	After receiving the Supervisory Board’s report of the result of its inspection, the Executive Board shall immediately convene the General Meeting, which is required to take place within the first 8 (eight) months of every fiscal year.

5.	The Ordinary General Meeting resolves on the approval of the activities of the Executive Board and Supervisory Board as well as on the appropriation of the net retained profit. In addition, the General Meeting resolves on the choice of the auditor and, in the cases provided for by the law, on the adoption of the annual financial statements.

V. SUPERVISORY BOARD AUTHORIZATION WITH RESPECT TO

AMENDMENTS TO THE ARTICLES OF ASSOCIATION, FORMATION

EXPENSES, PLACE OF JURISDICTION

Article 26

Amendments to the Articles of Association

The Supervisory Board is authorized to resolve amendments and additions to the Articles of Association that only concern the formal wording.

Article 27

Costs

The Company will bear the formation costs and taxes up to a maximum amount of DM 100,000.00.

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Article 28

Place of Jurisdiction

The Company’s domicile is the place of jurisdiction.

In my capacity as certified translator for the English language, registered with the courts of Frankfurt am Main, I hereby certify that the above translation is the correct and complete rendering of the original German document.

Frankfurt am Main, January 15, 2005

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Certified translation from the German language of a faxed copy of the original

NOTARY CERTIFICATE

In accordance with section 181 section 1 of the AktG

concerning the deed of May 11, 2004 deed registry number: 398/2004

The present text of the Articles of Association of

AIXTRON Aktiengesellschaft

domiciled in Aachen

(Commercial register, Aachen local court HR B 7002)

represents the complete wording.

The changed provisions (Articles 3, 14, 15 and 23) are in accordance with the resolution of the General Meeting of May 11, 2004, the changes in the formal wording of the Articles of Association (orthography) are in accordance with the resolution of AIXTRON Aktiengesellschaft’s Supervisory Board of May 11, 2004, and the unchanged provisions are in line with the last complete wording of the Articles of Association submitted to the commercial registry.

Aachen, May 11, 2004

L.S. signed

Thilo von Trotha Notary of Aachen

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Emblem

Articles of Association

of

AIXTRON Aktiengesellschaft

This is to certify that the following Articles of Association of AIXTRON Aktiengesellschaft of Aachen are in accordance with the Articles of Association version of May 11, 2004 present at the commercial registry.

The enclosed copy of the General Meeting minutes is in accordance with the original copy presented to me.

Aachen, May 11, 2004

signature

Notary von Trotha in Aachen

Seal

In my capacity as certified translator for the English language, registered with the courts of Frankfurt am Main, I hereby certify that the above translation is the correct and complete rendering of the original German document.

Frankfurt am Main, January 15, 2005

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ARTICLES OF ASSOCIATION

of

AIXTRON Aktiengesellschaft

domiciled in Aachen,

in the version dated September 30, document register no. – Z 2668/2004 by the notary Dr. Norbert Zimmermann, domiciled in Dusseldorf.

I hereby certify that the amended provisions of the Articles of Association are in compliance with the General Meeting’s resolution of September 30, 2004 on the amendment to the Articles of Association and that the provisions that were not amended correspond with the full text of the Articles of Association most recently entered in the Commercial Register.

Dusseldorf, January 11, 2005

Dr. Zimmermann, Notary Public

ZIMMERMANN HAUSCHILD Notaries

Schadow Arkaden, Blumenstrasse 28, 40212 Dusseldorf, Germany

Tel.+49(0)211-86 52 5-0, Fax +49(0)211-86 52 5-25

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In my capacity as certified translator for the English language, registered with the courts of Frankfurt am Main, I hereby certify that the above translation is the correct and complete rendering of the original German document.

Frankfurt am Main, January 15, 2005

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